EXHIBIT 99.2

American Eagle Outfitters, Inc.
June 2009

Recorded Sales Commentary dated July 9, 2009

Good morning and welcome to the American Eagle Outfitters June 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended July 4, 2009 decreased 4% to $246.1 million, compared to $255.9 million for the five weeks ended July 5, 2008. Consolidated comparable store sales decreased 11%, compared to an 11% decrease for the same period last year.

June sales for the AE brand were on the low end of our expectations. This was due primarily to weak store traffic - especially during the latter part of the month.

AE men's and women's comps both declined in the low double digits. Business during the month was largely driven by our annual spring and summer clearance event. However, as we gear up for the fall season, several new denim styles arrived in early June and have been well received by customers.

Our direct business continued to grow, increasing 24% in June.

The full back-to-school assortment arrived in stores yesterday, which is the same time as last year. Due to the later back-to-school calendar this year, we have more new styles arriving in early August to freshen the stores during key selling periods.

We are reiterating our second quarter earnings guidance of 12 to 15 cents per share. This guidance excludes the possibility of additional impairments or losses related to investment securities. This compares to EPS of 29 cents last year.

Thank you for your continued interest in American Eagle Outfitters.